Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2008 and March 13, 2007, except for Note 8 as to which the date is February 26, 2008, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in Owens Corning’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio
February 26, 2008